Exhibit 10.41

SECOND AMENDMENT

This Second Amendment (the “Second Amendment”) dated as of January 12, 2015, is entered into by and among Teva Pharmaceuticals Europe B.V. (the “Company”) and Rob Koremans (the “Employee”).

WHEREAS, the Company and the Employee entered into an Employment Agreement dated December 1st 2011 and amended on October 30th 2012 (the “Agreement”), providing for the Employee’s employment by the Company, and setting forth the terms and conditions for such employment; and

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth below.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Section 4.2 shall be deleted in its entirety and replaced with the following:

“For each fiscal year that ends during the term of Employment, the Employee shall be eligible to participate in the Company’s annual cash bonus plan in accordance with Teva pharmaceutical Industries, Ltd. (“TPI”) Compensation Policy (the “Annual Bonus”). The Annual Bonus shall be paid to the Employee at the same time as annual bonuses are generally payable to other similarly situated senior executives of TPI subject to the Employee’s continuous employment through the payment date except as otherwise set forth in this Agreement.”

2.	Section 6.2 shall be deleted in its entirety and replaced with the following:

“During the period from the date of execution of this Second Amendment up to March 31st 2018, and subject to continuation of the Employment during that period, the Company shall provide Employee with the right of use a Company-leased apartment in Amsterdam for which the lease costs for the Company (inclusive of all variables costs, e.g., utilities, service costs, parking costs, insurance, taxes and VAT) will not exceed EUR 4,200 per month. Any excess (lease) costs associated with the apartment will be for Employee’s account and may be set-off by the Company against any monies owed to Employee.”

3.	The maximum amount of car allowance specified in Section 4.5 shall be revised, effective July 1, 2012, from EUR 24,000 to EUR 33,600.

4.	Words and phrases defined in the Agreement shall bear the same meaning where used in this Second Amendment.

5.	The Agreement shall be construed in conjunction with this Second Amendment as an integral part thereof and shall remain of full force and effect, save as specifically amended in this Second Amendment.

6.	This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS whereof the parties hereto have executed this Agreement on the day and year first written above.

/s/ Rob Koremans
Teva Pharmaceuticals Europe B.V.	Rob Koremans
Represented by Teva Pharmaceutical Industries, Ltd. as its sole shareholder